Exhibit 21

List of Subsidiaries
Name of Subsidiary	Jurisdiction of Incorporation or Organization
Allegiant Air, LLC	Nevada, USA
Allegiant Information Systems, Inc.	Nevada, USA
Allegiant Vacations, LLC	Nevada, USA
AFH, Inc.	Nevada, USA
SFB Fueling, LLC (50% sub of Allegiant Travel Company)	Delaware, USA
G4 Properties, LLC	Nevada, USA
Teesnap, LLC	Nevada, USA
Sunrise Asset Management, LLC	Nevada, USA
Allegiant Entertainment Inc.	Nevada, USA
Allegiant Commercial Properties Inc.	Nevada, USA
Sunseeker Resorts, Inc.	Nevada, USA
MR Brightside LLC	Nevada, USA
Sunseeker Florida, Inc.	Florida, USA
Point Charlotte, LLC	Florida, USA
Charlotte Point Properties, LLC	Florida, USA
Sunseeker Development, LLC	Florida, USA
Sunseeker Residences, LLC	Florida, USA
Point Charlotte Development, LLC	Florida, USA
G4 Complete Entertainment Michigan, LLC	Michigan, USA
G4 Complete Entertainment Utah, LLC	Utah, USA
G4 Complete Entertainment Indiana, LLC	Indiana, USA
G4 Works, LLC	Nevada, USA

Note: In accordance with SEC rules, certain subsidiaries have been omitted which subsidiaries, in the aggregate, would not constitute a significant subsidiary as of the end of the year covered by this report.